FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Second Quarter 2014 Results

Provides Preliminary 2015 CFFO Guidance in a Range of $2.95 to $3.10 per Share

Nashville, Tenn.  August 6, 2014 – Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") today reported financial and operating results for the second quarter of 2014.  Highlights were:

•
Cash From Facility Operations ("CFFO") per share increased by 16.4% to $0.71 per share, versus the second quarter of 2013, excluding integration, transaction-related and electronic medical records ("EMR") roll-out costs in both periods.

•	Adjusted EBITDA for the second quarter was $129.3 million, a 10.1% increase from the second quarter of 2013, excluding integration, transaction-related and EMR roll-out costs in both periods.
•	Second quarter senior housing same community Facility Operating Income grew by 6.4% over the second quarter of 2013, as same community revenue grew by 3.2% and same community expenses grew by 1.7%.
•
Second quarter average monthly revenue per unit for the senior housing portfolio improved by 3.3% from the prior year quarter, while average occupancy decreased 20 basis points from the second quarter of 2013.

•	Gross entry fee sales receipts reached a second quarter record $25.9 million on 146 sales.
•	The transformational merger with Emeritus Corporation was completed on July 31, 2014.
Andy Smith, Brookdale's CEO, said, "Despite a slight dip in occupancy, our strong rate growth and CFFO performance in the second quarter was driven by Brookdale's solid market position, disciplined pricing and cost control.  These results, delivered during the period prior to the closing of the Emeritus merger, were evidence of Brookdale's operational expertise and investment thesis. Having now closed the Emeritus merger, we are confident that integration activities will proceed on or ahead of schedule.  In the third quarter, we are expecting to close the previously announced HCP transactions.  We continue to believe that our business and these recent and future transactions present significant prospects for creating value for all our stakeholders through opportunity, growth and synergies."

Financial Results
Total revenue for the second quarter was $748.4 million, an increase of $31.9 million, or 4.5%, from the second quarter of 2013.  Second quarter 2014 total revenue is comprised of resident fee revenue of $653.5 million, which increased $32.6 million, or 5.2%, from the second quarter of 2013, management fee revenue of $7.5 million, which decreased $0.3 million, or 3.3%, from the second quarter of 2013, and managed community reimbursed costs of $87.4 million, which decreased $0.4 million, or 0.5%.
Resident fee revenue for the second quarter increased primarily as a result of an increase in the average monthly revenue per unit compared to the prior year period, as well as the inclusion of revenue from communities acquired since the end of the second quarter of 2013 and new units added to existing communities.  Average monthly revenue per unit for the senior housing portfolio was $4,518 in the second quarter, an increase of $145, or 3.3%, over the second quarter of 2013.  Average occupancy for all consolidated communities for the second quarter of 2014 was 88.1%, compared to 88.3% for the second quarter of 2013 and 88.6% for the first quarter of 2014.  For the managed community portfolio, which includes a number of pre-stabilized communities in the initial fill-up phase, average occupancy for the second quarter was 86.8%, compared to 84.9% for the second quarter of 2013 and 86.3% for the first quarter of 2014.
Facility operating expenses for the second quarter were $435.4 million, an increase of $19.4 million, or 4.7%, from the second quarter of 2013.  Operating margins were 33.4% for the second quarter of 2014, an increase from 33.0% for the second quarter of 2013.
General and administrative expenses for the second quarter were $53.8 million.  Excluding integration, transaction-related and EMR roll-out costs of $11.9 million and $3.6 million in the second quarters of 2014 and 2013, respectively, and non-cash stock-based compensation expense from both periods, general and administrative expenses were $34.1 million in the second quarter of 2014 versus $35.4 million for the prior year same period.  General and administrative expenses, excluding these items, were 4.2% of resident fee revenue (including resident fee revenues under management of $167.5 million) in the second quarter of 2014.
Non-GAAP Financial Measures
Brookdale's management utilizes Adjusted EBITDA and CFFO to evaluate the Company's performance and liquidity because these metrics exclude non-cash items such as depreciation and amortization, asset impairment charges, non-cash stock-based compensation expense, gain on facility lease termination and straight-line lease expense, net of deferred gain amortization. Adjusted EBITDA and CFFO include integration, transaction-related and EMR roll-out costs of $11.9 million and $23.7 million for the three and six months ended June 30, 2014, respectively, and $3.6 million and $5.7 million for the three and six months ended June 30, 2013, respectively. Brookdale also uses Facility Operating Income to assess the performance of its communities.

For the quarter ended June 30, 2014, Facility Operating Income was $210.6 million, an increase of $12.7 million, or 6.4%, over the second quarter of 2013, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2014 and 2013, was $129.3 million, an increase of $11.8 million, or 10.1%, over the second quarter of 2013.  For the six months ended

June 30, 2014, Facility Operating Income was $423.8 million, an increase of $21.7 million, or 5.4%, over the first half of 2013, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2014 and 2013, was $249.1 million, an increase of $19.2 million, or 8.4%, over the first half of 2013.
CFFO was $76.7 million in the second quarter of 2014, or $0.61 per share.  Excluding integration, transaction-related and EMR roll-out costs for both periods, CFFO was $88.6 million for the second quarter of 2014, an increase of $13.8 million, or 18.5%, compared with the second quarter of 2013.  This translated to $0.71 per share in the most recent quarter, which is an increase of $0.10 per share, or 16.4%, from a year ago.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $167.8 million for the six months ended June 30, 2014, an increase of $23.1 million, or 16.0%, compared with the same period in 2013.  This translated to $1.35 per share in the first six months of 2014, which is an increase of $0.17 per share, or 14.4%, from a year ago.
Net Loss
Net loss for the second quarter of 2014 was $(3.3) million, or $(0.03) per share, versus net loss of $(5.2) million, or $(0.04) per share, in the second quarter of 2013.
Operating Activities
The Company reports information on six segments.  Four segments (Retirement Centers, Assisted Living, CCRCs – Rental and CCRCs – Entry Fee) constitute the Company's consolidated senior housing portfolio.  The fifth segment, Brookdale Ancillary Services, includes the Company's outpatient therapy, home health and hospice services.  The sixth segment, Management Services, includes the services provided to unconsolidated communities that are operated under management agreements.
Senior Housing
Revenue for the consolidated senior housing portfolio was $588.0 million for the second quarter of 2014, an increase of 4.6% from the second quarter of 2013.  Our revenue growth reflects a 3.3% increase in rate over the second quarter of 2013 and the addition of approximately 700 units since the second quarter last year through organic growth and acquisition.  Facility operating expenses were $382.8 million for the second quarter of 2014, an increase of 3.9% from the second quarter of 2013.  Operating income for the senior housing portfolio for the second quarter of 2014 increased by $11.5 million, or 5.9%, to $205.2 million from the second quarter of 2013.

Same community results for the consolidated senior housing portfolio for the three months ended June 30, 2014 showed revenues grew 3.2% over the corresponding period in 2013, as revenue per unit increased by 3.4% and occupancy decreased by 10 basis points.  Same community expenses increased by 1.7% over the second quarter of 2013.  Same community Facility Operating Income for the senior housing portfolio increased by 6.4% over the second quarter of 2013 as facility operating margin improved by 110 basis points.

Brookdale Ancillary Services
Revenue for the Company's ancillary services segment increased $6.8 million, or 11.7%, to $65.5 million for the second quarter of 2014 versus the prior year second quarter.  The revenue increase was driven primarily by a volume increase in home health and hospice. The average home health census increased 20% for the quarter, and hospice continues to expand, both geographically and as its existing markets continue to develop new business.  Ancillary services operating expenses increased $5.2 million, or 10.8%, primarily due to an increase in expenses related to expansion of the business.  As a result, ancillary services operating income for the second quarter of 2014 was $12.9 million, an increase of $1.7 million, or 15.1%, versus the second quarter of 2013.

By the end of the second quarter, the Company's ancillary services programs provided outpatient therapy services to approximately 38,300 units and the Company's home health agencies were serving approximately 35,000 units across the consolidated Brookdale portfolio.   Including non-consolidated communities, the Company's outpatient therapy and home health operations serve approximately 52,300 and 47,400 units, respectively.  The Company added hospice services in three markets during the second quarter, ending the quarter with hospice services in 14 markets, with three more markets in start-up.
Emeritus Merger
On July 31, 2014, the Company completed the previously announced merger transaction with Emeritus Corporation ("Emeritus"), and Emeritus became a wholly-owned subsidiary of Brookdale. The results of Emeritus' operations will be included in the condensed consolidated financial statements subsequent to that date.  A summary of Emeritus' second quarter operating results are included in a table at the end of this release.

As of July 31, 2014, Emeritus owned 182 communities, leased 311 communities and managed 14 communities.  The transaction expands Brookdale's unit capacity by more than two-thirds to a total of approximately 112,800 units in 1,149 communities in 46 states.  The portfolio is located in 330 markets, where 80% of the U. S. population is located.  Emeritus also has outpatient therapy and home health services operations in Florida, Arizona and Texas.
Liquidity
Brookdale had $50.9 million of unrestricted cash and cash equivalents and $95.2 million of restricted cash on its balance sheet at the end of the second quarter.  As of June 30, 2014, the Company had $250.0 million of availability on its secured line of credit (of which $12.0 million had been drawn as of that date).  The Company also had secured and unsecured letter of credit facilities of up to $84.5 million in the aggregate as of June 30, 2014.  Letters of credit totaling $71.6 million had been issued under these facilities as of that date.

Outlook
Brookdale today is establishing preliminary guidance for 2015 Cash From Facility Operations in a range of $2.95 to $3.10 per share.  This guidance includes the impact of the Emeritus merger and HCP transactions, but excludes integration, transaction-related and EMR roll-out costs and the impact of possible future acquisitions or dispositions.

Mark Ohlendorf, Brookdale's President and Chief Financial Officer, added, "The Company's financial results for the second quarter and first half of 2014 met our expectations related to the Company's previous CFFO guidance.  The Company's prior 2014 guidance was provided on a stand-alone basis.  We expect that the next several months will be transitional in nature given our integration efforts and the anticipated HCP transactions, and we will not be providing guidance for the combined company for the balance of 2014.  We remain confident about attaining our previously discussed accretion expectations for the Emeritus and HCP transactions."

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's second quarter 2014 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its second quarter ended June 30, 2014 on Thursday, August 7, 2014 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Second Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.
For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 20, 2014 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "82115531".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).
About Brookdale Senior Living
Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,150 communities in 46 states and the ability to serve over 110,000 residents.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.
Safe Harbor
Certain items in this press release and the associated earnings conference call (including statements with respect to the integration of Emeritus and the transactions with HCP) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and growth strategies and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, occupancy, revenue, cash flow, operating income, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion, development and construction activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on invested capital and CFFO; our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity and leverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, renovate, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations regarding our sales, marketing and branding initiatives and their impact on our results; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined herein); and our expectations regarding the integration of Emeritus and the transactions with HCP.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; risks relating to the integration of Emeritus and the transactions with HCP, including in respect of the satisfaction of closing conditions to the transactions with HCP; unanticipated difficulties and/or expenditures relating to such transactions; the risk that regulatory approvals required for the transactions with HCP are not obtained or are obtained subject to conditions that are not anticipated; uncertainties as to the timing of such transactions; litigation relating to such transactions; the impact of such transactions on each company's relationships with residents, employees and third parties; and the inability to obtain, or delays in obtaining, cost savings and synergies from such transactions; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue
Resident fees	$653,517	$620,938	$1,303,827	$1,245,308
Management fees	7,489	7,744	14,891	15,353
Reimbursed costs incurred on behalf of managed communities	87,387	87,786	176,950	168,073
Total revenue	748,393	716,468	1,495,668	1,428,734

Expense
Facility operating expense (excluding depreciation and amortization of $64,067, $59,444, $126,728 and $116,699, respectively)	435,415	416,027	865,285	829,030
General and administrative expense (including non-cash stock-based compensation expense of $7,729, $6,988, $15,301 and $13,882, respectively)	53,816	46,035	109,325	92,646
Facility lease expense	70,030	68,777	139,899	137,796
Depreciation and amortization	71,088	67,254	141,404	131,913
Asset impairment	-	2,154	-	2,154
Costs incurred on behalf of managed communities	87,387	87,786	176,950	168,073
Total operating expense	717,736	688,033	1,432,863	1,361,612
Income from operations	30,657	28,435	62,805	67,122

Interest income	285	252	606	555
Interest expense:
Debt	(29,657)	(29,843)	(59,655)	(60,814)
Amortization of deferred financing costs and debt discount	(4,078)	(4,348)	(8,096)	(8,917)
Change in fair value of derivatives	(1,322)	1,836	(2,169)	1,971
Loss on extinguishment of debt	(3,197)	(893)	(3,197)	(893)
Equity in earnings of unconsolidated ventures	1,523	445	2,159	560
Other non-operating income	3,456	80	3,921	1,086
(Loss) income before income taxes	(2,333)	(4,036)	(3,626)	670
Provision for income taxes	(962)	(1,164)	(1,968)	(2,312)
Net loss	$(3,295)	$(5,200)	$(5,594)	$(1,642)

Basic and diluted net loss per share	$(0.03)	$(0.04)	$(0.04)	$(0.01)

Weighted average shares used in computing basic and diluted net loss per share	125,058	123,405	124,770	123,114

 Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2014	December 31, 2013

Cash and cash equivalents	$50,934	$58,511
Cash and escrow deposits - restricted	36,279	38,191
Accounts receivable, net	103,365	104,262
Other current assets	98,115	93,898
Total current assets	288,693	294,862
Property, plant, and equipment and leasehold intangibles, net	3,911,338	3,895,475
Other assets, net	550,745	547,420
Total assets	$4,750,776	$4,737,757

Current liabilities	$717,938	$870,844
Long-term debt, less current portion	2,583,460	2,434,624
Other liabilities	417,755	411,352
Total liabilities	3,719,153	3,716,820
Stockholders' equity	1,031,623	1,020,937
Total liabilities and stockholders' equity	$4,750,776	$4,737,757

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities
Net loss	$(5,594)	$(1,642)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	3,197	893
Depreciation and amortization	149,500	140,830
Asset impairment	-	2,154
Equity in earnings of unconsolidated ventures	(2,159)	(560)
Distributions from unconsolidated ventures from cumulative share of net earnings	615	1,441
Amortization of deferred gain	(2,186)	(2,186)
Amortization of entrance fees	(14,749)	(14,165)
Proceeds from deferred entrance fee revenue	23,941	21,361
Deferred income tax provision	593	-
Change in deferred lease liability	(440)	1,432
Change in fair value of derivatives	2,169	(1,971)
Loss (gain) on sale of assets	115	(902)
Non-cash stock-based compensation	15,301	13,882
Changes in operating assets and liabilities:
Accounts receivable, net	1,415	(7,328)
Prepaid expenses and other assets, net	(14,185)	(3,539)
Accounts payable and accrued expenses	(13,316)	2,055
Tenant refundable fees and security deposits	(477)	(593)
Deferred revenue	474	(6,334)
Net cash provided by operating activities	144,214	144,828
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(66)	(3,018)
Decrease in cash and escrow deposits — restricted	588	3,021
Additions to property, plant, and equipment and leasehold intangibles, net	(133,429)	(100,291)
Acquisition of assets, net of related payables and cash received	(515)	(4,835)
Payments on (issuance of) notes receivable, net	2,640	(64)
Investment in unconsolidated ventures	-	(7,992)
Distributions received from unconsolidated ventures	2,643	-
Proceeds from sale of assets, net	-	7,554
Net cash used in investing activities	(128,139)	(105,625)
Cash Flows from Financing Activities
Proceeds from debt	180,154	427,622
Repayment of debt and capital lease obligations	(181,813)	(488,532)
Proceeds from line of credit	82,000	190,000
Repayment of line of credit	(100,000)	(200,000)
Payment of financing costs, net of related payables	(818)	(7,895)
Refundable entrance fees:
Proceeds from refundable entrance fees	16,942	19,390
Refunds of entrance fees	(17,659)	(16,776)
Cash portion of loss on extinguishment of debt	(3,180)	(453)
Purchase of derivatives	-	(1,489)
Other	722	636
Net cash used in financing activities	(23,652)	(77,497)
Net decrease in cash and cash equivalents	(7,577)	(38,294)
Cash and cash equivalents at beginning of period	58,511	69,240
Cash and cash equivalents at end of period	$50,934	$30,946

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including  gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;
•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and six months ended June 30, 2014 and 2013 (in thousands):

	Three Months Ended June 30(1),		Six Months Ended June 30(1),
	2014	2013	2014	2013
Net loss	$(3,295)	$(5,200)	$(5,594)	$(1,642)
Provision for income taxes	962	1,164	1,968	2,312
Equity in earnings of unconsolidated ventures	(1,523)	(445)	(2,159)	(560)
Loss on extinguishment of debt	3,197	893	3,197	893
Other non-operating income	(3,456)	(80)	(3,921)	(1,086)
Interest expense:
Debt	23,602	23,376	47,446	47,824
Capitalized lease obligation	6,055	6,467	12,209	12,990
Amortization of deferred financing costs and debt discount	4,078	4,348	8,096	8,917
Change in fair value of derivatives	1,322	(1,836)	2,169	(1,971)
Interest income	(285)	(252)	(606)	(555)
Income from operations	30,657	28,435	62,805	67,122
Depreciation and amortization	71,088	67,254	141,404	131,913
Asset impairment	-	2,154	-	2,154
Straight-line lease expense	(217)	684	(440)	1,432
Amortization of deferred gain	(1,093)	(1,093)	(2,186)	(2,186)
Amortization of entrance fees	(7,547)	(7,032)	(14,749)	(14,165)
Non-cash stock-based compensation expense	7,729	6,988	15,301	13,882
Entrance fee receipts(2)	25,924	23,878	40,883	40,751
Entrance fee disbursements	(9,213)	(7,456)	(17,659)	(16,776)
Adjusted EBITDA	$117,328	$113,812	$225,359	$224,127

(1)	The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $11.9 million and $23.7 million for the three and six months ended June 30, 2014, respectively. The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $3.6 million and $5.7 million for the three and six months ended June 30, 2013, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

CFFO is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures (net), distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and six months ended June 30, 2014 and 2013 (in thousands):

	Three Months Ended June 30(1),		Six Months Ended June 30(1),
	2014	2013	2014	2013

Net cash provided by operating activities	$91,518	$80,343	$144,214	$144,828
Changes in operating assets and liabilities	(2,469)	(707)	26,089	15,739
Refundable entrance fees received(2)	11,018	11,754	16,942	19,390
Entrance fee refunds disbursed	(9,213)	(7,456)	(17,659)	(16,776)
Recurring capital expenditures, net	(11,841)	(10,664)	(21,210)	(19,988)
Lease financing debt amortization with fair market value or no purchase options	(3,983)	(3,444)	(7,880)	(6,815)
Distributions from unconsolidated ventures from cumulative share of net earnings	(370)	(773)	(615)	(1,441)
CFFO from unconsolidated ventures	1,996	2,099	4,237	4,057
Cash From Facility Operations	$76,656	$71,152	$144,118	$138,994

(1)	The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $11.9 million and $23.7 million for the three and six months ended June 30, 2014, respectively. The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $3.6 million and $5.7 million for the three and six months ended June 30, 2013, respectively.
(2)	Total entrance fee receipts for the three months ended June 30, 2014 and 2013 were $25.9 million and $23.9 million, respectively, including $14.9 million and $12.1 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Total entrance fee receipts for the six months ended June 30, 2014 and 2013 were $40.9 million and $40.8 million, respectively, including $23.9 million and $21.4 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and

•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and six months ended June 30, 2014 and 2013 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net loss	$(3,295)	$(5,200)	$(5,594)	$(1,642)
Provision for income taxes	962	1,164	1,968	2,312
Equity in earnings of unconsolidated ventures	(1,523)	(445)	(2,159)	(560)
Loss on extinguishment of debt	3,197	893	3,197	893
Other non-operating income	(3,456)	(80)	(3,921)	(1,086)
Interest expense:
Debt	23,602	23,376	47,446	47,824
Capitalized lease obligation	6,055	6,467	12,209	12,990
Amortization of deferred financing costs and debt discount	4,078	4,348	8,096	8,917
Change in fair value of derivatives	1,322	(1,836)	2,169	(1,971)
Interest income	(285)	(252)	(606)	(555)
Income from operations	30,657	28,435	62,805	67,122
Depreciation and amortization	71,088	67,254	141,404	131,913
Asset impairment	-	2,154	-	2,154
Facility lease expense	70,030	68,777	139,899	137,796
General and administrative (including non-cash stock-based compensation expense)	53,816	46,035	109,325	92,646
Amortization of entrance fees	(7,547)	(7,032)	(14,749)	(14,165)
Management fees	(7,489)	(7,744)	(14,891)	(15,353)
Facility Operating Income	$210,555	$197,879	$423,793	$402,113

Summary Emeritus Operating Results
Emeritus Corporation
Selected Consolidated and Same Community Information
For the Quarters Ended
(unaudited)
(Community and ancillary revenue and operating expense in thousands)

	FY 2013	FY 2014
	Q2	Q1	Q2
Consolidated:
Average consolidated communities	465	496	494
Community and ancillary revenue	$467,810	$513,817	$516,682
Community and ancillary operating expense	$319,848	$351,716	$353,572
Average occupancy	86.7%	88.0%	87.9%
Average monthly revenue per unit	$4,014	$3,986	$4,009
Operating income margin	31.6%	31.5%	31.6%

Consolidated Same Community:
Average consolidated communities	448	448	448
Community revenue	$415,542	$420,002	$422,127
Community operating expense	$273,791	$284,720	$284,253
Average occupancy	86.9%	87.6%	87.4%
Average monthly revenue per unit	$4,045	$4,058	$4,086
Operating income margin	34.1%	32.2%	32.7%

Note: Presented consistent with Emeritus prior period reporting